                                                                      Exhibit 12

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            Year Ended December 31,
                                  --------------------------------------------
                                    1998    1997(a)  1996(a)  1995(a)  1994(a)
                                  -------- -------- -------- -------- --------
Earnings Before Income Taxes..... $2,037.6 $1,613.3 $1,788.8 $1,682.3 $1,422.5
Fixed Charges....................    555.1    519.8    540.2    556.2    537.7
                                  -------- -------- -------- -------- --------
    Total........................ $2,592.7 $2,133.1 $2,329.0 $2,238.5 $1,960.2
                                  ======== ======== ======== ======== ========
Fixed Charges
  Interest on debt............... $  533.0 $  496.7 $  513.6 $  535.7 $  519.8
  Interest component of rentals..     22.1     23.1     26.6     20.5     17.9
                                  -------- -------- -------- -------- --------
    Fixed Charges................ $  555.1 $  519.8 $  540.2 $  556.2 $  537.7
                                  ======== ======== ======== ======== ========
Ratio of Earnings to Fixed
 Charges.........................      4.7      4.1      4.3      4.0      3.6

--------
(a) Financial information reflects accounting for the combination with PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1994.